Exhibit 4.14
SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE No. 1 (this “Supplemental Indenture”), dated as of August 15, 2024, among e-bot7 GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany having its registered seat in Munich, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under no. HRB 227369 with registered business address at Perusastraße 7, 80333 Munich (together with its successors and assigns under the Indenture, the “New German Subsidiary Guarantor 1”), LivePerson Germany GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany having its registered seat in Mannheim, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Mannheim under no. HRB 725207 with registered business address at P3, 1-3, 68161 Mannheim (the “New German Subsidiary Guarantor 2”, the New German Subsidiary Guarantor 1 together with the New German Subsidiary Guarantor 2, the “New German Subsidiary Guarantors”), Subsidiaries of LivePerson, Inc., a Delaware corporation (together with its successors and assigns under the Indenture, the “Company”), the existing Subsidiary Guarantors (as defined in the Indenture referred to herein), the Company and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”). The New German Subsidiary Guarantors and the existing Subsidiary Guarantors are sometimes referred to collectively herein as the “Subsidiary Guarantors,” or individually as a “Subsidiary Guarantor.”

W I T N E S S E T H

WHEREAS, the Company and the existing Subsidiary Guarantors have heretofore executed and delivered to the Trustee and Collateral Agent an indenture, dated as of June 3, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Indenture”), relating to the First Lien Convertible Senior Notes due 2029 (the “Notes”) of the Company;

WHEREAS, Section 4.16 of the Indenture in certain circumstances requires the Company to cause a Subsidiary that is not an Excluded Subsidiary and is not then a Subsidiary Guarantor (i) to become a Subsidiary Guarantor by executing and delivering a supplemental indenture and (ii) to deliver an Opinion of Counsel to the Trustee and Collateral Agent as provided in such Section;

WHEREAS, pursuant to Section 10.01(c) of the Indenture, the Company, the Subsidiary Guarantors and the Trustee and Collateral Agent are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder; and
WHEREAS, pursuant to Section 10.05 of the Indenture, the Trustee and the Collateral Agent shall join in any supplemental indenture specified in Section 10.01 upon receiving an Officer’s Certificate and an Opinion of Counsel;

NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New German Subsidiary Guarantors, the other Subsidiary Guarantors, the Company and the Trustee and Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The New German Subsidiary Guarantors hereby agree, jointly and severally, with all other Subsidiary Guarantors, to unconditionally guarantee to each Holder and to the Trustee and Collateral Agent the Notes Obligations and agree to be a Subsidiary Guarantor under the Indenture and be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including, but not limited to, Article 18 (Guarantees). The obligations of the Subsidiary Guarantors to the Holders of Notes and to the Trustee and Collateral Agent pursuant to the Note Guarantees and the Indenture are expressly set forth in Article 18 (Guarantees) of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantees.

3. GUARANTEE LIMITATIONS FOR NEW GERMAN SUBSIDIARY GUARANTORS. With respect to Article 18 (Guarantees) of the Indenture the following shall apply, solely with respect to the New German Subsidiary Guarantors:

(a)In this Clause 3:
"German Guarantor" means any New German Subsidiary Guarantor incorporated in Germany in the form of a limited liability company (GmbH).
"GmbHG" means the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).
"HGB" means the German Commercial Code (Handelsgesetzbuch).
"Net Assets" means, in relation to any German Guarantor:
(i)the aggregate of all asset items (Aktivposten) pursuant to Section 266 para. 2 (A) to (E) HGB; less
(ii)the aggregate of all liabilities (Passivposten) pursuant to Section 266 para. 3 (B) to (E) HGB, in each case calculated in accordance with the accounting principles and accounting practices consistent with those applied in the preparation of the latest annual unconsolidated financial statements for that German Guarantor

(except to the extent otherwise required by a change in law relating to the accounting principles or accounting practices), provided that:
(A)the amount of any liabilities of that German Guarantor to a member of the group or a (direct or indirect) shareholder of that German Guarantor or any of that shareholder's Affiliates (other than a Subsidiary of that German Guarantor) shall not be taken into account as liabilities (Passivposten) to the extent such liabilities are subordinated pursuant to Section 39 para. 1 no. 5 or para. 2 InsO;
(B)the amount of any liabilities incurred by that German Guarantor in breach of any provision of the Indenture Documents shall not be taken into account as liabilities (Passivposten);
(C)the amount of any indemnity, reimbursement, compensation or other claim of that German Guarantor arising as a result of its entry into the guarantee and indemnity or their enforcement, in each case to the extent such claim is or would be capitalized on the balance sheet of that German Guarantor pursuant to the applicable accounting principles shall be added to the Net Assets;
(D)for the avoidance of doubt, the amount of any liabilities under the guarantee given by that German Guarantor pursuant to Article 18 (Guarantees) of the Indenture shall not be taken into account as liabilities (Passivposten); and
(E)the amount of any asset items (Aktivposten) pursuant to Section 266 para. 2 (D) and (E) HGB shall not be taken into account as asset items (Aktivposten) to the extent profits may not be distributed pursuant to Section 268 para. 8 sentence 2 or 3 HGB and the amount of shares in a direct or indirect parent entity pursuant to Section 272 para. 4 HGB shall not be taken into account as asset items (Aktivposten).
"Registered Share Capital" means, in relation to a German Guarantor, its registered share capital (Stammkapital) less:
(i)the amount of any increase of the registered share capital (Stammkapital) of that German Guarantor made after the date of this agreement (or, as the case may be, the date on which it becomes an Additional Guarantor) that has been effected without the prior written consent of the Trustee; and

(ii)the amount of the registered share capital (Stammkapital) of that German Guarantor which is not paid-up (eingezahlt).
"Up-stream and/or Cross-stream Guarantee" means, in relation to any German Guarantor, any guarantee under Article (Guarantees) 18 of the Indenture, in each case granted by a German Guarantor if and to the extent such guarantee is for or in respect of the obligations or liabilities of a member of the group that is not a direct or indirect Subsidiary of that German Guarantor.
(b)For the avoidance of doubt, this Clause 3 does not apply to any guarantee which is not an Up-stream and/or Cross-stream Guarantee.
(c)Subject to paragraphs (d) to (g) below, the Trustee may not enforce any Up-stream and/or Cross-stream Guarantee given by any German Guarantor if and to the extent that the enforcement of that Up-stream and/or Cross-stream Guarantee would otherwise result in the Net Assets of that German Guarantor:
(i)being lower than its Registered Share Capital; or
(ii)(where its Net Assets were already lower than its Registered Share Capital) being further reduced, and for this purpose the Net Assets of the German Guarantor shall be (or be deemed to be) reduced at the time of enforcement of that Up-stream and/or Cross-stream Security Interest by the value of the amount so enforced and shall not be reduced at the time of granting of that Up-stream and/or Cross-stream Security Interest.
(d)The restrictions in paragraph (c) above shall not apply to any Up-stream and/or Cross-stream Guarantee given by a German Guarantor:
(i)for or in respect of liabilities or obligations of another obligor under or in connection with any Indenture Document if, at the time of enforcement of that Up-stream and/or Cross-stream Guarantee:
(A)that German Guarantor is the dominated entity under a domination agreement or the subsidiary under a profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag)) with that other obligor or a holding company of that other obligor (whether directly or through a chain of any such agreements) or the Up-stream and/or Cross-stream Guarantee has been granted by the German Guarantor at the behest of such dominating or parent entity; or

(B)that Up-stream and/or Cross-stream Guarantee is covered (gedeckt) by a full-value (vollwertigen) indemnity or recourse claim (within the meaning of Section 30 para. 1 sentence 2 second alternative GmbHG) of that German Guarantor against its shareholder or any other person; or
(ii)to the extent neither the granting of, nor payment under, nor failure to obtain release of, that Up-stream and/or Cross-stream Guarantee by that German Guarantor would cause a violation of Section 30 GmbHG or result in personal liability of the managing directors of that German Pledgor, pursuant to Section 43 para. 2 GmbHG.
(e)If enforcement of any Up-stream and/or Cross-stream Guarantee against a German Guarantor is or would be limited or excluded pursuant to paragraph (c) above, that German Guarantor shall promptly realize, to the extent permitted by law and under the Indenture Documents, each asset capitalized on its balance sheet with a book value that is, in the reasonable opinion of the Trustee (acting at the direction of the Required Holders), significantly lower than its market value and which is not required for its business (betriebsnotwendig). If and to the extent the relevant German Guarantor fails to comply with its obligation under the preceding sentence, its Net Assets shall be deemed increased by the amount by which the market value of all such assets exceeds their book value.
(f)The restrictions in paragraph (c) above shall only apply if the relevant German Guarantor delivers to the Trustee, within 15 Business Days of a demand for payment of any Up-stream and/or Cross-stream Guarantee under Article 18 (Guarantees) of the Indenture:
(i)a description in reasonable detail to what extent the guarantee granted under Article 18 (Guarantees) of the Indenture in respect of which the demand has been made constitutes an Up-stream and/or Cross-stream Guarantee;
(ii)its balance sheet or interim balance sheet (together with the adjustments contemplated by the definition of "Net Assets" or "Registered Share Capital") as at the most recent calendar month end; and
(iii)calculations in reasonable detail as to the amount of the Up-stream and/or Cross-stream Guarantee which may be enforced pursuant to paragraph (c) above (the "Preliminary Enforceable Amount")

(together the "Management Determination"). The relevant German Guarantor shall, within 5 Business Days of delivery of the Management Determination, pay to the Trustee an amount which in aggregate is equal to the Preliminary Enforceable Amount.
(g)If the Trustee (acting at the direction of the Required Holders) disputes the accuracy of the Management Determination, the restrictions in paragraph (c) above shall only apply if the relevant German Guarantor obtains (at its own expense) and delivers to the Trustee, within 30 Business Days of its receipt of notice of such dispute, a report by auditors of international standing and repute appointed by it in good faith:
(i)certifying the accuracy of that German Guarantor’s balance sheet or interim balance sheet (together with the adjustments contemplated by the definition of "Net Assets" or "Registered Share Capital") as at the most recent calendar month end; and
(ii)calculations in reasonable detail as to the amount of the Up-stream and/or Cross-stream Guarantee which may be enforced pursuant to paragraph (c) above (the "Enforceable Amount"),
(together the "Auditors' Determination"). The Auditors' Determination shall, in the absence of manifest error, be conclusive and binding on all parties as to the matters to which it relates. The relevant German Guarantor shall, within 3 Business Days of delivery of the Auditors' Determination, pay to the Trustee an amount which in aggregate is equal to the amount by which the Enforceable Amount exceeds the Preliminary Enforceable Amount. If the Enforceable Amount is less than the Preliminary Enforceable Amount, each finance party to which payment has been made pursuant to paragraph (f) above shall, within 10 Business Days of demand made by the relevant German Guarantor upon or after delivery of the Auditors' Determination, repay to the relevant German Guarantor the portion of the amount of such balance which is attributable to it if such demand is made within 20 Business Days of delivery of the Auditors' Determination (Ausschlussfrist).
(h)Notwithstanding delivery of a Management Determination or Auditors' Determination each Holder, the Trustee and the Collateral Agent shall be entitled to enforce any Up-stream and/or Cross-stream Guarantee from time to time in accordance with, and subject to the restrictions in, the paragraphs (f) and (g) above.
(i)Notwithstanding the preceding paragraphs each Holder, the Trustee and the Collateral Agent shall be entitled:

(i)to enforce any Up-stream and/or Cross-stream Guarantee of any German Guarantor from time to time; and
(ii)to bring legal proceedings against any German Guarantor to recover amounts under any Up-stream and/or Cross-stream Guarantee granted by that German Guarantor, in each case in excess of the amounts (if any) paid or payable pursuant to the preceding paragraphs on the basis that enforcement of that Up-stream and/or Cross-stream Guarantee against that German Guarantor does not violate Section 30 GmbHG in relation to that German Guarantor.

4. EXECUTION AND DELIVERY. The New German Subsidiary Guarantors agree that their Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

5. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart to this Supplemental Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually or electronically executed counterpart.

7. EFFECT OF HEADINGS. The headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions of this Indenture.

8. THE TRUSTEE AND COLLATERAL AGENT. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee and Collateral Agent by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee and Collateral Agent, subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and Collateral Agent with respect hereto. The Trustee and Collateral Agent make no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

9. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

10. EFFECTIVENESS. This Supplemental Indenture shall become operative and effective as of the date hereof upon the execution and delivery hereof by the parties and concurrently with (i) that certain Supplemental Indenture No. 2, dated as of the date hereof, by and among LivePerson (UK) Limited, the Company, the existing Subsidiary Guarantors party thereto and the Trustee and Collateral Agent, (ii) that certain Supplemental Indenture No. 3, dated as of the date hereof, by and among LivePerson Australia Pty Ltd ACN 605 854 680, the Company, the existing Subsidiary Guarantors party thereto and the Trustee and Collateral Agent, (iii) that certain Supplemental Indenture No. 4, dated as of the date hereof, by and among LivePerson Canada, Inc., the Company, the existing Subsidiary Guarantors party thereto and the Trustee and Collateral Agent and (iv) that certain Supplemental Indenture No. 5, dated as of the date hereof, by and among LivePerson Netherlands B.V., the Company, the existing Subsidiary Guarantors party thereto and the Trustee and Collateral Agent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.
LIVEPERSON GERMANY GMBH
E-BOT7 GMBH

By:	/s/ John Collins
Name: John Collins Title: Managing Director

LIVEPERSON, INC.

By:	/s/ John Collins
Name: John Collins Title: Chief Financial Officer and Chief Operating Officer

[Signature Page to Supplemental Indenture No. 1]

EXISTING SUBSIDIARY GUARANTORS:

BELLA GROUP LLC
LIVEPERSON LLC
KATO ACQUISITION SUB, INC.
CLAIRE DEVELOPMENT, INC.
CALLINIZE, INC.
VOICEBASE, INC.
PROFICIENT SYSTEMS, INC.

By:	/s/ John Collins
Name: John Collins Title: Treasurer

LIVEPERSON AUTOMOTIVE, LLC
LIVEPERSON IP HOLDING LLC

By: LIVEPERSON, INC., its member

By:	/s/ John Collins
Name: John Collins Title: Chief Financial Officer and Chief Operating Officer
[Signature Page to Supplemental Indenture No. 1]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough Title: Vice President

[Signature Page to Supplemental Indenture No. 1]